Page 1 -- DRAFT VERSION -- FOR DISCUSSION PURPOSES ONLY
Oppenheimer Trinity Growth Fund
Oppenheimer Large Cap Growth Fund
May __, 2001 -- DRAFT DATE:  5/31/01 -- DRAFT TIME:  2:58 PM

                  DRAFT VERSION - FOR DISCUSSION PURPOSES ONLY
                    DRAFT DATE: 5/31/01 - DRAFT TIME: 2:58 PM
              I:\LEGAL\N1A\775_(LargeCapGrowth)\775-341OPINION.DOC
                                  May __, 2001

Oppenheimer Trinity Growth Fund
Two World Trade Center
New York, New York  10048-0203

Oppenheimer Large Cap Growth Fund
Two World Trade Center
New York, New York 10048-0203

Ladies & Gentlemen:

     REORGANIZATION  OF OPPENHEIMER  TRINITY GROWTH FUND INTO OPPENHEIMER  LARGE
CAP GROWTH FUND - UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You  have requested the opinion of KPMG LLP ("KPMG") as to certain U.S.  federal income  tax  consequences  in  connection  with the  Agreement  and Plan of
     Reorganization,  dated April 12,  2001 (the  "Plan"),  between  Oppenheimer
     Trinity Growth Fund (the "Target Fund"),  and Oppenheimer  Large Cap Growth
     Fund (the  "Acquiring  Fund")  pursuant  to  which:  (i)  Target  Fund will transfer all of its assets to Acquiring  Fund solely in exchange for voting shares of Acquiring  Fund;  (ii)  Acquiring Fund will assume the identified liabilities  of Target  Fund as listed on Target  Fund's  Statement  of Net
     Assets as of May __, 2001 (i.e.,  the "Closing Date" of this  transaction);
     (iii) Target Fund will  distribute  to its  shareholders  all of the voting shares  received  from  Acquiring  Fund;  and  (iv)  Target  Fund  will  be liquidated (the aforementioned items (i), (ii), (iii), and (iv) hereinafter collectively  referred  to  as  the  "Transaction").  Except  as  otherwise provided,  all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Plan in connection with the rendering of  this  opinion  KPMG  relating  to the  Transaction  (the  "Registration
     Statement")  and the Plan.  In addition,  KPMG has reviewed and relied upon the  representations  made by  Target  Fund,  and  Acquiring  Fund in their respective  Representation  Letters, dated May __, 2001 (collectively,  the
     "Representations").

FACTS AND ASSUMPTIONS

     Target Fund, a Massachusetts  business trust, was organized on May 6, 1999.
Acquiring  Fund was organized as a  Massachusetts  business trust on January 14,
1998 under the name "Oppenheimer  Institutional Growth Fund." On April 27, 1998,
the name of Acquired  Fund was changed to  "Oppenheimer  Large Cap Growth Fund."
Both Target Fund and Acquiring Fund have individually qualified and are expected to qualify as  regulated  investment  companies  ("RICs")  within the meaning of
Section 851 of the Internal  Revenue  Code of 1986,  as amended (the "Code") for all prior years and the current year.

     Both Target Fund and  Acquiring  Fund  currently  maintain  five classes of common shares.  Neither Target Fund nor Acquiring Fund permit cumulative voting.
Class A shares of Target Fund are subject to a 5.75%  front-end sales charge and
12b-1  service plan fees equal to 0.25% of average  annual net assets of Class A shares.  Class B shares  of Target  Fund are  subject  to a  maximum  contingent deferred  sales  charge of 5.00% as well as an annual  0.75%  asset-based  sales charge.  Class C shares  of Target  Fund are  subject  to a  maximum  contingent deferred sales charge of 1.00% as well an annual 0.75% asset-based sales charge.
Class N shares of Target Fund are subject to a maximum contingent deferred sales charge of 1.00% as well as an annual 0.25%  asset-based  sales charge.  Finally,
Class Y shares of Target  Fund are not  subject  to any sales  charges,  and are offered to certain  institutional  investors  under special  agreement  with the distributor of the Target Fund's shares.

     Class A shares of  Acquiring  Fund are subject to a 5.75%  front-end  sales charge and 12b-1  service plan fees equal to 0.25% of average  annual net assets of Class A shares.  Class B shares of  Acquiring  Fund are  subject to a maximum contingent deferred sales charge of 5.00% as well as an annual 0.75% asset-based sales  charge.  Class C shares  of  Acquiring  Fund  are  subject  to a  maximum contingent  deferred  sales charge of 1.00% as well an annual 0.75%  asset-based sales  charge.  Class N shares  of  Acquiring  Fund  are  subject  to a  maximum contingent deferred sales charge of 1.00% as well as an annual 0.25% asset-based sales charge.  Finally,  Class Y shares of Acquiring Fund are not subject to any sales charges, and are offered to certain institutional  investors under special agreement with the distributor of the Acquiring Fund's shares.

     For what has been represented by Target Fund and Acquiring Fund to be valid business reasons, the following transaction is proposed:

1.   Target Fund will  transfer  all of its assets to  Acquiring  Fund solely in exchange  for  voting  shares  of  Acquiring  Fund  and the  assumption  by
     Acquiring Fund of the liabilities of Target Fund;

2.   Target Fund will distribute the voting shares of Acquiring Fund received in the  exchange to its  shareholders  in exchange  for their shares in Target
     Fund; and

3.   Target Fund will  liquidate  and  dissolve in  accordance  with the laws of
     Massachusetts,  and terminate its registration under the Investment Company
     Act of 1940, as amended (the "1940 Act.").

Acquiring  Fund  may  sell  up to 66  percent  of  the  assets  received  in the
Transaction to unrelated purchasers and will reinvest any proceeds of such sales consistent with its investment objectives and policies.

REPRESENTATIONS

The following representations have been made in connection with the Transaction:

(a)  Each  shareholder  of Target Fund will  receive in the  Transaction  solely voting shares of Acquiring Fund in exchange for shares of Target Fund.

(b)  The fair market value of the voting  shares of Acquiring  Fund  received by each  shareholder  of Target Fund will be  approximately  equal to the fair market value of the shares of Target Fund exchanged therefor.

(c)  Neither  Acquiring  Fund (in its  capacity  as the issuing  corporation  as
     defined  in  Section   1.368-1(b)  of  the  Income  Tax  Regulations   (the
     "Regulations"))  nor any person  related to Acquiring  Fund,  as defined in
     Section 1.368-1(e)(3) of the Regulations,  has or will have (at the time of the  Transaction)  a plan or  intention  to  acquire,  during the five year period  beginning on the date of the Transaction with  consideration  other than  Acquiring  Fund shares,  or redeem any of the  Acquiring  Fund shares issued in the  Transaction  either  directly  or through  any  transaction, agreement,  or  arrangement  with any other person (other than  redemptions made pursuant to Section 22(e) of 1940 Act.

(d)  During the five-year period ending on the date of the Transaction,  neither
     Target  Fund nor any person  related to Target  Fund (as defined in Section
     1.368-1(e)(3)   of  the   Regulations   and   without   regard  to  Section
     1.368-1(e)(3)(i)(A)  of the Regulations)  will have directly or through any transaction,  agreement or arrangement with any other person,  (1) acquired
     Target Fund shares with  consideration  other than solely  voting shares of
     Acquiring Fund or Target Fund (other than redemptions of Target Fund shares made pursuant to Section 22(e) of the 1940 Act), or (2) made  distributions with respect to Target Fund shares  (other than  distributions  made in the ordinary course of business by Target Fund pursuant to the 1940 Act) except for  distributions  described  in  Sections  852 and 4982 of the  Code,  as required for the Target  Fund's tax treatment as a RIC.  Therefore,  Target
     Fund  shareholders  will  not  have  received   consideration   before  the
     Transaction  (either in redemption of, or a  distribution  with respect to,
     Target  Fund  shares)  that  would be treated  as other  property  or money received  in the  Transaction  for  purposes of Section 356 of the Code (or would be so treated if Target Fund shareholders had received Acquiring Fund shares in exchange for Target Fund shares).

(e)  During the five-year period ending on the date of the Transaction,  neither
     Acquiring  Fund nor any person  related to  Acquiring  Fund (as  defined in
     Section  1.368-1(e)(3) of the Regulations) will have acquired,  directly or through any  transaction,  agreement or arrangement  with any other person,
     Target Fund shares with consideration other than voting shares of Acquiring
     Fund.

(f)  The  aggregate  value  of  acquisitions,   redemptions,  and  distributions
     described in paragraphs (c), (d), and (e), above will not exceed 50 percent of the value (without giving effect to the acquisitions,  redemptions,  and distributions) of the proprietary  interest in Target Fund on the effective date of the Transaction.

(g)  The  five  classes  of  common   shares   issued  by  Acquiring   Fund  are
     substantially  similar to the  corresponding  five classes of common shares issued by Target Fund.

(h)  Acquiring Fund will acquire at least 90 percent of the fair market value of the net  assets and at least 70  percent  of the fair  market  value of the gross assets held by Target Fund immediately prior to the Transaction.  For purposes of this representation, (1) amounts paid by Target Fund out of the assets of Target Fund to Target Fund  shareholders  in redemption of Target
     Fund shares (other than  redemptions  made pursuant to Section 22(e) of the
     1940 Act),  or as  distributions  with respect to Target Fund shares (other than  distributions  made in the ordinary course of business by Target Fund pursuant  to the 1940  Act)  either  directly  or  indirectly  through  any transaction, except for distributions described in Sections 852 and 4982 of the Code,  as  required  for Target  Fund's  tax  treatment  as a RIC,  and regular, normal dividends),  and (2) amounts used by Target Fund to pay its
     Transaction  expenses  will be  included  as  assets  of  Target  Fund held immediately prior to the Transaction.

(i)  Target Fund will distribute the voting shares of Acquiring Fund it receives in the Transaction in pursuance of the Plan.

(j)  After the Transaction, Acquiring Fund will use the assets acquired from the
     Target Fund in its  business,  except that a portion of these assets may be sold or otherwise  disposed of in the ordinary  course of Acquiring  Fund's business. Any proceeds will be invested in accordance with Acquiring Fund's investment  objectives.  Acquiring Fund has no plan or intention to sell or otherwise  dispose of any of the assets of the Target Fund  acquired in the
     Transaction,  except  for  dispositions  made  in the  ordinary  course  of business or transfers described in Section 368(a)(2)(C) of the Code.

(k)  Acquiring Fund will assume all of Target Fund's  liabilities  identified on
     Target  Fund's  Statement  of Net Assets as of the Closing  Date,  and such liabilities  were or will have been incurred by Target Fund in the ordinary course of business.  No other person  related to Acquiring Fund will assume any Target Fund liability in the Transaction.

(l)  The  liabilities  of Target  Fund to be assumed by  Acquiring  Fund and the liabilities  to which the  transferred  assets of the  Target  Fund will be subject will have been  incurred by Target Fund in the  ordinary  course of its business.

(m)  Following the  Transaction,  Acquiring  Fund will  continue the  historical business of Target Fund or use a  significant  portion of the Target Fund's historical business assets in a business.

(n)  Target Fund and Target Fund shareholders,  respectively, will pay their own expenses that are solely and directly related to the  Transaction,  if any, incurred in connection with the Transaction  whether or not the Transaction is  consummated.  Acquiring  Fund will pay its expenses that are solely and directly  related to the Transaction,  if any,  incurred in connection with the  Transaction  whether or not the  Transaction is  consummated.  Neither
     Acquiring  Fund nor Acquiring  Fund  shareholders  will pay the expenses of either  Target Fund or of Target Fund  shareholders.  For  purposes of this representation,  the term "expenses that are solely and directly related to the  Transaction"  include,  but are not  limited  to legal and  accounting expenses,  appraisal  fees,  administrative  costs directly  related to the
     Transaction (such as those incurred for printing,  clerical work, telephone and telegraph),  security  underwriting and registration fees and expenses, transfer  taxes,  and transfer agent fees and expenses.  The same term will not include any expense which, if paid, would prohibit the Transaction from being solely for voting shares of Acquiring  Fund as described in Rev. Rul.
     73-54,  1973-1 C.B.  187.  Examples of such  prohibited  expenses  are fees incurred for investment or estate  planning advice and those incurred by an individual shareholder, or group of shareholders,  for legal, accounting or investment advice or counsel pertaining to participation in, or action with respect to, the Transaction.

(o)  There will be no  intercorporate  indebtedness  existing at the time of the
     Transaction  between  Acquiring  Fund and  Target  Fund that will have been issued, acquired, or settled at a discount.

(p)  The fair market value of the assets of Target Fund transferred to Acquiring
     Fund will equal or exceed the sum of the  liabilities  assumed by Acquiring
     Fund  plus the  amount of  liabilities,  if any,  to which the  transferred assets are subject.

(q)  Acquiring Fund and Target Fund have each qualified, and will qualify at the time of the  Transaction,  as a  regulated  investment  company  within the
     meaning  of  Sections   368(a)(2)(F)   and  851  of  the  Code.  After  the
     Transaction, Acquiring Fund intends to continue to so qualify.

(r)  Neither  Acquiring  Fund nor Target Fund will have  acquired  any  options, warrants,  or rights with  respect to Target  Fund  shares  pursuant to the
     Transaction.

(s)  Target Fund is not and will not be under the  jurisdiction  of a court in a title 11 or similar case within the meaning of Section  368(a)(3)(A) of the
     Code.

(t)  Target Fund will have at the time of the  Transaction no options,  warrants or rights outstanding with respect to its shares. Target Fund will not have redeemed  any  options,  warrants,  or rights  with  respect  to its shares pursuant to the Transaction.

(u)  Target Fund has not filed an election pursuant to Notice 88-19, 1988-1 C.B.
     486, or Section 1.337(d)-5T of the Temporary Income Tax Regulations,  to be
     subject  to rules  similar  to the rules of  Section  1374 of the Code with respect  to any net  built-in  gain on any  assets  acquired  from  another corporation.

SCOPE OF OPINIONS

     The  opinions  expressed  herein  are  rendered  only with  respect  to the specific  matters  discussed  herein.  We express no opinion with respect to any other  federal or state  income tax or legal  aspect of the  Transaction  and no inference should be drawn with respect to any matter not expressly opined upon.

     Our opinions are based upon the Facts and Assumptions  and  Representations
set  forth  above.  If  any  of  the   above-stated   facts,   assumptions,   or
Representations are not entirely complete or accurate,  it is imperative that we be  informed  immediately,  as the  inaccuracy  or  incompleteness  could have a material effect on our  conclusions.  In rendering our opinions,  we are relying upon the  relevant  provisions  of the Code,  the  regulations  thereunder,  and judicial and administrative  interpretations thereof, all as of the date of this letter.  However,  all the  foregoing  authorities  are  subject  to  change  or modification by subsequent legislative, regulatory,  administrative, or judicial decisions that can be retroactive  in effect and,  therefore,  could also affect our opinions.  We assume no  responsibility  to update our opinions for any such change or modification.  The opinions  contained herein are not binding upon the
Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a  position  contrary  to that  expressed  herein  will not be asserted by a tax authority and ultimately sustained by a court.

     To the  best of our  knowledge  (including  such due  diligence  as we have performed),  our  opinions  are not  based  on  unreasonable  factual  or  legal assumptions  (including  assumptions  as to  future  events)  and  we  have  not unreasonably relied on the Representations,  statements, findings, or agreements of any person.

     In  connection  with the  rendering of these  opinions we have reviewed the
Registration  Statement  including  the Plan.  We have not made any  independent investigation  of the FACTS AND ASSUMPTIONS or the  REPRESENTATIONS  involved in the  Transaction  discussed  herein.  We have  not  examined  any  agreement  to determine whether it complies with applicable  federal,  state, or local law. We have assumed that all actions required to effect the Transaction have been, are, and will be effectuated in accordance with applicable federal,  state, and local law and the terms of any relevant agreements.

     The opinions expressed herein are for the exclusive benefit of Target Fund,
Acquiring Fund, and their respective shareholders and may not be relied upon for any other  purpose,  or used,  circulated,  quoted  or relied  upon by any other person or entity without our prior written consent.

OPINIONS

Based upon the FACTS AND ASSUMPTIONS and REPRESENTATIONS as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION,  it is the opinion of KPMG that the following federal income tax consequences will result from the Transaction:

(1)  The  acquisition  by Acquiring Fund of  substantially  all of the assets of
     Target Fund, solely in exchange for the voting shares of Acquiring Fund and the  assumption of the  identified  liabilities of Target Fund by Acquiring
     Fund,  followed  by the  distribution  by  Target  Fund  of the  shares  of
     Acquiring Fund in complete  liquidation to the  shareholders of Target Fund in exchange for their Target Fund shares,  will constitute a reorganization within the  meaning of Section  368(a)(1)(C)  of the Code.  Target Fund and
     Acquiring  Fund  will  each be a "party  to a  reorganization"  within  the meaning of Section 368(b) of the Code.

(2)  Target Fund's shareholders will not recognize gain or loss on their receipt of solely voting shares of Acquiring Fund in exchange for the voting shares of Target Fund  pursuant to the  Transaction  in  accordance  with  Section
     354(a)(1) of the Code.

(3)  Target Fund will not  recognize  gain or loss on the transfer of all of its assets to Acquiring  Fund solely in exchange for voting shares of Acquiring
     Fund and the  assumption  by  Acquiring  Fund of  Target  Fund  liabilities pursuant to the  Transaction in accordance  with Sections 361(a) and 357(a)
     of the Code.

(4)  Target Fund will not recognize gain or loss on its  distribution  of voting shares of Acquiring Fund to its shareholders pursuant to the liquidation of
     Target Fund in accordance with Section 361(c) of the Code.

(5)  Acquiring Fund will not recognize gain or loss on its acquisition of all of the assets of Target Fund solely in exchange for voting shares of Acquiring
     Fund and the assumption by Acquiring  Fund of Target Fund's  liabilities in accordance with Section 1032(a) of the Code.

(6)  The basis of the voting shares of Acquiring  Fund received by Target Fund's shareholders pursuant to the Transaction will equal the basis of the voting shares of Target Fund  surrendered in exchange  therefor in accordance with
     Section 358(a)(1) of the Code.

(7)  The holding  period of the voting  shares of Acquiring  Fund  received by a
     Target Fund shareholder pursuant to the Transaction will include the period that the  shareholder  held the  voting  shares  of Target  Fund  exchanged therefor, provided that the shareholder held such shares as a capital asset on the date of the  Transaction in accordance  with Section  1223(1) of the
     Code.

(8)  Acquiring  Fund's basis in the assets of Target Fund  received  pursuant to the  Transaction  will equal Target Fund's basis in the assets  immediately before the Transaction in accordance with Section 362(b) of the Code.

(9)  Acquiring Fund's holding period in Target Fund assets received  pursuant to the  Transaction  will include the period during which Target Fund held the assets in accordance with Section 1223(2) of the Code.

(10) Acquiring  Fund will  succeed to and take into  account the items of Target
     Fund  described in Section  381(c) of the Code,  including the earnings and profits,  or deficit in earnings and profits, of Target Fund as of the date of the  Transaction.  Acquiring  Fund will take these  items  into  account subject to the conditions and  limitations  specified in Sections 381, 382,
     383 and 384 of the Code and applicable Regulations thereunder.

Very truly yours,

KPMG LLP

Jeffrey S. Sion
Managing Director